Filed Pursuant to Rule 433
Reg No 333-134553

Final Note Terms

10YR Lehman Curve Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1, A+, A+)

Principal Amount:	USD 52MM

CUSIP:	52517PJ85

Trade Date:	June 8, 2006

Issue Date:	June 20, 2006

Maturity Date:	June 20, 2016

Issue Price:	100.00%

Coupon	14.50% × Index
Subject to a minimum coupon of 0.00%

Interest Calculation Period

Semi-annually from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Calculation Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Calculation Period)

Daycount Basis	Unadjusted modified following 30/360

Interest Payment Dates	Semi-annually on the 20th of each June and December, commencing on December 20, 2006 and ending on the Maturity Date

Index:	For any Interest Calculation Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.20% during that Interest Calculation Period divided by the total number of calendar days (including non Business Days) in the Interest Calculation Period.

SPREAD REF	For any day in an Interest Calculation Period (subject to the Rate Cut Off):

SPREAD REF = 5yr CMS Rate - 2yr CMS Rate

5yr CMS Rate

On any day during an Interest Calculation Period, the rate for U.S. Dollar swaps with a maturity of 5 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on that day.

2yr CMS Rate

On any day during an Interest Calculation Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00 a.m., New York City time, on that day.

If either the 5yr CMS Rate or the 2Yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any date, the 5yr CMS Rate or the 2Yr CMS Rate, as applicable for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate (as described under “Description of the Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006).

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the day 5 Business Days prior to an Interest Payment Date will remain in effect until the Interest Payment Date.

Business Days	London and New York

Calculating Agent	Lehman Brothers Special Financing

Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Levels of the 5yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposed the 5yr CMS Rate and the 2yr CMS Rate in effect on the hypothetical Interest Payment Dates listed below; the Coupon payable on any Interest Payment Date for the Notes, however, will be determined on each day during the related Interest Calculation Period. The historical experience of the 5yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 5yr CMS Rate and 2yr CMS Rate during the term of the Notes. Fluctuations in the level of the 5yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	5yr CMS Rate (in%)	2yr CMS Rate (in%)	SPREAD REF: 5yr CMS Rate — 2yr CMS Rate (in%)
3/20/2006	5.094	5.077	0.017
12/20/2005	4.919	4.872	0.047
9/20/2005	4.498	4.372	0.126
6/20/2005	4.288	4.069	0.219
3/18/2005	4.587	4.116	0.471
12/20/2004	3.982	3.44	0.542
9/20/2004	3.686	2.791	0.895
6/18/2004	4.394	3.208	1.186
3/19/2004	3.125	1.845	1.28
12/19/2003	3.55	2.141	1.409
9/19/2003	3.494	1.964	1.53
6/20/2003	2.645	1.403	1.242
3/20/2003	3.446	2.024	1.422
12/20/2002	3.354	2.081	1.273
9/20/2002	3.438	2.358	1.08
6/20/2002	4.579	3.321	1.258
3/20/2002	5.408	4.113	1.295
12/20/2001	5.174	3.59	1.584
9/20/2001	4.67	3.478	1.192
6/20/2001	5.53	4.524	1.006
3/20/2001	5.353	4.829	0.524
12/20/2000	5.965	5.893	0.072
9/20/2000	6.898	6.787	0.111
6/20/2000	7.238	7.223	0.015
3/20/2000	7.266	7.093	0.173
12/20/1999	7.03	6.783	0.247
9/20/1999	6.585	6.228	0.357
6/18/1999	6.414	5.974	0.44
3/19/1999	5.719	5.485	0.234
12/18/1998	5.2	5.022	0.178
9/18/1998	5.281	5.154	0.127
6/19/1998	5.927	5.851	0.076
3/20/1998	5.944	5.86	0.084
12/19/1997	6.082	6.005	0.077
9/19/1997	6.321	6.118	0.203
6/20/1997	6.526	6.279	0.247
3/20/1997	6.832	6.48	0.352
12/20/1996	6.368	6.002	0.366
9/20/1996	6.876	6.43	0.446
6/20/1996	7.043	6.574	0.469
3/20/1996	6.382	5.943	0.439
12/20/1995	5.814	5.453	0.361